UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2011

First Financial Service Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-18832

Kentucky	61-1168311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2323 Ring Road, Elizabethtown, Kentucky 42701
(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (270) 765-2131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)           On May 9, 2011, the Risk Management Committee of the Board of Directors of First Financial Service Corporation (the “Company”) concluded that the Company’s financial statements for the quarter and year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 4, 2011 (the “Original Form 10-K”), needed to be restated to reflect the result of new information obtained after December 31, 2010 but before the filing date of the Original Form 10-K about conditions that existed at December 31, 2010 relating primarily to the value of certain properties held at year end as other real estate owned acquired through foreclosure. Concurrently with the filing of this Form 8-K, the Company filed Amendment No. 1 to its Original Form 10-K (the “Form 10-K/A”) that includes restated financial statements and related disclosures for the quarter and year ended December 31, 2010.

In the Form 10-K/A, we disclose that the impact of correcting the 2010 financial statements increases the net loss recorded for the quarter and year ended December 31, 2010 by approximately $1.1 million.  The Company’s results for the quarter and year ended December 31, 2010 have been adjusted to reflect an additional loss on sale and write downs on real estate acquired through foreclosure of $796,817.  These adjustments are the result of new information obtained after December 31, 2010 but before the filing date of the Original Form 10-K about conditions that existed at December 31, 2010.  These adjustments were made in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events”.  In addition, management recorded three additional items that prior to the previously mentioned entry were considered immaterial.  These were entries to record additional bank franchise tax expense of $249,193, legal expense of $83,000 and additional health insurance of $56,100.

The primary reason for restatement was the receipt of appraisals after December 31, 2010 on three properties held at year end as other real estate owned acquired through foreclosure.  The appraisals indicated that the property values of the three properties had decreased since the date of the prior appraisals.  In addition, after December 31, 2010, the Company sold a fourth property held at year end as other real estate owned acquired through foreclosure.  The sale provided new information regarding the fair value at December 31, 2010 of this property.

In the process of preparing the Company’s financial statements for the quarter ended March 31, 2011, the Risk Management Committee of our board of directors concluded, following discussions with management and our independent auditors, that under ASC Topic 855, the lower property values should more appropriately have been recorded in the quarter and year ended December 31, 2010, rather than the quarter ended March 31, 2011.  The following table provides additional information about the values of the affected properties:

	Balance Prior		Balance After	Prior Appraisal	Subsequent
	to Restatement	Write down	Restatement	Date	Information
Property One	$701,400	$231,400	$470,000	January 25,2010	Appraisal
Property Two	322,579	221,779	100,800	July 12, 2010	Appraisal
Property Three	2,445,747	255,547	2,190,200	March 30, 2010	Appraisal
Property Four	178,091	88,091	90,000		Sale of Property
Total	$3,647,817	$796,817	$2,851,000

As a result of the changes noted above and as reflected in the restated financial statements and related disclosures included in the Form 10-K/A, the Company recognized a net loss attributable to common shareholders of $7.9 million, or $1.66 per diluted common share, for the quarter ended December 31, 2010, compared to the previously reported net loss attributable to common shareholders of $6.7 million, or $1.42 per diluted common share.  For the year ended December 31, 2010, the Company recognized a net loss attributable to common shareholders of $10.5 million, or $2.21 per diluted common share, compared to the previously reported net loss attributable to common shareholders of $9.3 million or $1.97 per diluted common share.

We also disclose in the Form 10-K/A that we reevaluated our internal control over financial reporting and implemented steps to address a material weakness relating to the process for timely identification and improved communication in connection with quarter and year-end closing procedures.

The risk management committee of the Company’s board of directors and the Company’s Chief Financial Officer and Chief Executive Officer discussed the matters disclosed in this filing with the Company’s independent registered public accounting firm.

The foregoing description is only a summary of the information contained in the Form 10-K/A and is qualified in its entirety by reference to the Form 10-K/A.

A copy of the press release dated May 13, 2011, announcing the matters described above is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1           Press Release of First Financial Service Corporation dated May 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2011	By: /s/	Gregory S. Schreacke
Gregory S. Schreacke
President
Chief Financial Officer &
Principal Accounting Officer